    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 3, 1997

                                                    REGISTRATION NO. 33-96752
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              ---------------------
                  POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------
                      ALCOHOL SENSORS INTERNATIONAL, LTD.
                                 11 OVAL DRIVE
                           ISLANDIA, NEW YORK 11722
                                (516) 342-1515
                  (Address and telephone number of principal
              executive offices and principal place of business)

                             ----------------------
         NEW YORK                       3810                    11-3104480
(State or jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
incorporation or corporation) Classification Code Number)   Identification No.)

                             ----------------------
                             MR. ROBERT B. WHITNEY
                      ALCOHOL SENSORS INTERNATIONAL, LTD.
                                 11 OVAL DRIVE
                           ISLANDIA, NEW YORK 11722
                                (516) 342-1515
           (Name, address and telephone number of agent for service)

                             ----------------------
                                   Copy to:

                           ROBERT STEVEN BROWN, ESQ.
            BROCK, FENSTERSTOCK, SILVERSTEIN, MCAULIFFE & WADE, LLC
                              ONE CITICORP CENTER
                             153 EAST 53RD STREET
                           NEW YORK, NEW YORK 10022
                                (212) 371-2000
                           TELECOPY: (212) 371-5500
                             ----------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effectiveness hereof under the Securities Act of 1933, as amended.
         IF ANY OF THE SECURITIES BEING REGISTERED ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933 CHECK THE FOLLOWING BOX. /X/
         IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /
         IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /
         IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO
RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /

                               ---------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE

===============================================================================

                      ALCOHOL SENSORS INTERNATIONAL, LTD.

                                 COMMON STOCK

         This Prospectus relates to (i) the offering by Alcohol Sensors International, Ltd., a New York corporation (the "Company") of an aggregate of 1,150,000 shares of common stock, par value $.001 per share (the "Common Stock"), issuable upon the exercise of the Redeemable Common Stock "A" Warrants (the "A Warrants") of the Company, (ii) the offering by the Company of an aggregate of 575,000 shares of Common Stock, issuable upon the exercise of the Redeemable Common Stock "B" Warrants (the "B Warrants," and, together with the A Warrants, the "Redeemable Warrants") of the Company, and (iii) the resale from time to time of an aggregate of 300,000 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants (the "Private Warrants").

         The A Warrants and the B Warrants were originally issued by the Company as a component of units, each unit consisting of two shares of Common Stock, one A Warrants, and one-half B Warrant, offered and sold by the Company in its initial public offering in November 1995. Each A Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $3.75 per share, subject to adjustment in certain circumstances, and each B Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $5.00 per share, subject to adjustment in certain circumstances, in each case for the period from November 9, 1996 through November 9, 2000. The Redeemable Warrants may be redeemed at any time commencing November 9, 1996 for a redemption price of $.01 per Redeemable Warrant on 30 days' prior written notice, provided that the closing bid price for the Common Stock for the 20 consecutive trading days ending three days prior to such notice has been at least $4.50 per share in the case of the A Warrants and $6.00 per share in the case of the B Warrants. See "Description of Securities -- Redeemable Warrants -- Class A and Class B."

         The Private Warrants were originally issued by the Company in connection with private financings consummated by the Company in July and August 1995. Each Private Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $1.50 per share, subject to adjustment in certain circumstances, for the period from May 1995 through May 2000.

         The Common Stock, the A Warrants, and the B Warrants are traded on the Nasdaq SmallCap Market under the symbols "ASIL," "ASILW," and "ASILZ," respectively. On December 26, 1996, the closing sale prices for the Common Stock, the A Warrants, and the B Warrants were $4 1/8 per share of Common Stock , $1 5/8 per A Warrants, and $1 1/8 per B Warrant, respectively. See "Market Price of the Common Stock, A Warrants, and B Warrants."

         SEE "RISK FACTORS," COMMENCING ON PAGE 4, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                           --------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                            ---------------------------
         Each of the holders of the Private Warrants (the "Selling Shareholders") has advised the Company that it may offer the securities issued upon the exercise thereof and offered hereby for sale from time to time on the Nasdaq SmallCap Market at prices prevailing at the time of sale or in private transactions at negotiated prices, and without payment of any underwriting discounts or commissions, except that the Selling Shareholders may pay usual and customary selling commissions to brokers or dealers. The Company will receive no proceeds from the resale of the shares of Common Stock issued upon exercise of the Private Warrants and offered by the Selling Shareholders. See "Principal and Selling Shareholders" and "Plan of Distribution."

         Upon the sale of the securities issuable upon exercise of the Private Warrants and offered hereby, the Selling Shareholders and participating brokers or dealers may be deemed to be underwriters, as that term is defined in the Securities Act, and commission or discounts or any profit realized on the sale of such securities received by the Selling Shareholders may be deemed to be underwriting commissions or discounts within the meaning of the Securities Act.

                THE DATE OF THIS PROSPECTUS IS JANUARY 3, 1997

                             AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of reports and other information filed by the Company by means of the Electronic Data Gathering, Analysis, and Retrieval system can be retrieved at the Web site maintained by the Commission (http://www.sec.gov). In addition, the Common Stock, the A Warrants, and the B Warrants are quoted on the Nasdaq SmallCap Market under the symbols "ASIL," "ASILW," and "ASILZ," respectively, and such reports and information may be inspected and copied at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes a part of a Registration Statement filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in such Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and the related exhibits for further information with respect to the Company, the A Warrants, and the B Warrants. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents are incorporated by reference in this
Prospectus:

         1. Registration Statement on Form 8-A, dated October 17, 1995, as amended, of the Company;

         2. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 of the Company (the "Form 10-K");

         3. Quarterly Report on Form 10-QSB for the three months ended March 31, 1996;

         4. Quarterly Report on Form 10-QSB for the six months ended June 30, 1996;

         5. Quarterly Report on Form 10-QSB for the nine months ended September 30, 1996;

         6.       Current Report on From 8-K, dated January 3, 1997; and

         7.       Proxy Statement, dated June 20, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent any statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded. This Prospectus does not contain all the information set forth in the Registration Statement of which this Prospectus forms a part which the Company has filed with the Commission and to which reference is hereby made.

     The Company hereby undertakes to provide without charge to each person to whom a Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information incorporated by reference in this Prospectus (excluding exhibits to such information unless such exhibits are specifically incorporated by reference therein). Such requests should be directed to: Alcohol Sensors International, Ltd., 11 Oval Drive, Islandia New York 11722, Attention: Investor Relations (telephone number (516) 342-1515).

                                  THE COMPANY

     The Company was organized on February 14, 1992 as a New York corporation to design, manufacture, and market a technological line of ignition interlock devices. The Company acquired the patent pending technology from the inventors in November 1994. The Company's patent pending SENS-O-LOCK device is designed to detect, evaluate, and prevent a drunk driver from operating a vehicle. SENS-O-LOCK exceeds the National Highway Traffic Safety Administration ("NHTSA") standards for interlock devices and is certified or approved for use in 14 states related to the mandated market with applications pending in nine additional states.

     The Company has established a network of independent representatives and dealers covering the entire United States to sell, install, and service its products. The Company's business strategy will concentrate on penetrating three markets: the mandated market, by obtaining approval in states which require drunk drivers to install an ignition interlock device after one or two convictions; the voluntary market, which includes parents of teenaged drivers; and the commercial market, comprising fleet owners of truck and taxi fleets.

     The Company had ceased shipment of its product earlier this year due to problems that arose in manufacturing, and continued research and development with regard to alcohol specific technology. The Company is currently completing its final testing of this new technology and intends to be shipping limited quantities of product in the first months of 1997 and will increase production through 1997.

     The Company is located at 11 Oval Drive, Islandia, New York 11722. Its telephone number is (516) 342-1515.


                              RECENT DEVELOPMENTS

     In October 1996, the Company launched its first AST Sens-O-Lock at the World Car Show in Birmingham, England (the worlds's largest automotive show). Additionally, Mr. Michael Ghazarian, Managing Director of Digital Vehicle Security Systems, Inc. (UK) and Scarico Manufacturing of Europe ("Scarico") has executed a Consulting Agreement with the Company to design and produce the retooling necessary to produce the new Sens-O-Lock (AST) technology. Mr. Ghazarian became a member of the Board of Directors of the Company on September 24, 1996.

     The Company recently entered into an agreement with American International Insurance Company, a subsidiary of American International Group, whereby the Company sold (the "AIG Transaction") 833,333 shares of Series A Preferred Stock, convertible into 555,556 shares of Common Stock, and 833,333 warrants exercisable at $5.50 per share for an aggregate of 833,333 shares of Common Stock in return for $2.5 million.

     SENS-O-LOCK EUROPE

     The Company has incorporated a United Kingdom based and chartered subsidiary Alcohol Sensors Europe, PLC ("ASE") owned 80% by the Company and 20% by Michael Ghazarian, owner and Managing Director of Digital Vehicle Security Systems, Ltd. ("Digital"). Mr. Ghazarian is also owner and Managing Director of Scarico Italy, an electronic consumer goods manufacturer which designs and researches in the United Kingdom and has its manufacturing facility in Italy.

     Digital executed a contract with the Company to purchase and distribute
1.6 million Sens-O-Lock units over the next five years for the European marketplace. Digital has assigned the contract with the Company to ASE, effectively enabling the Company to enjoy the distribution profits in Europe, which it did not have previously.

     Further, Mr. Ghazarian will provide direct exclusive use of the manufacturing facilities of Scarico to build a maximum of 120,000 Sens-O-Lock units in 1997, and enhance facilities thereafter to accommodate greater production requirements. The Company anticipates 1997 production requirements not to exceed 100,000 devices.

     SENS-O-LOCK AND U.K. INSURANCE MARKET

     For 1997, ASE will primarily focus its attention on the U.K. market and attempt to duplicate its operations throughout the remainder of Europe.

     There are approximately 900,000 convicted drunk drivers in the U.K., with approximately 90,000 new convictions each year. Presently, the U.K. government mandates a minimum 12 month driving ban for a convicted drunk driver, with the average ban lasting approximately 16 months. It is anticipated that these severe driving restrictions will further fuel the voluntary or retail sales of the Sens-O-Lock.

     At the conclusion of the mandatory driving ban, many U.K. insurance companies will not issue insurance policies for five years, with some companies refusing to issue policies for as long as 11 years (11 years being the period of time drunk driving convictions remain on licensing records). The few insurance companies that will provide coverage may add an additional surcharge of up to 400% to the standard premium. The average price of an insurance policy in the

U.K. is 600 pounds sterling (approximately US$900). Therefore, with a surcharge, a convictee could pay as much as 3,000 pounds Sterling (US$4,500) per year for an average of two years, and, in those instances where the surcharge continues for 11 years, an additional 26,400 pounds sterling (US$39,600) over the course of such 11 years. Those who are able to abate the surcharge after five years could pay an additional 12,000 pounds sterling (US$18,000) as a result of the surcharge.

     In addition to the loss of license, severe surcharges, negative stigma, inability to maintain or apply for professional licenses for many jobs and professions (taxi, truck, bar, police, etc.), drunk driving convictions further carry a criminal conviction. A second conviction will result in mandatory incarceration.

     James Hallum Brokerage, a major insurance broker in the U.K., has indicated in correspondence to the Company that it recognizes the value of the Sens-O-Lock. They recognize that with the use of Sens-O-Lock, there exists the opportunity to acquire, at less risk, a pool of high-risk drivers that will pay a premium for insurance. Certain insurance companies previously considered convicted drunk drivers too risky, and therefore, were unable to capitalize upon the opportunity to collect premiums from this group. This use of the Sens-O-Lock may enable these companies to insure convicted drunk drivers with confidence. Accordingly, the Company anticipates many other insurance companies to follow to remain competitive.

     OTHER ACTIVITIES AND MARKETS

     Additionally, the Company's patent pending sensor technology, recalibration-free technology, and the small size of the device have application and adaptability to hand-held (pocket mode) worksite and evidentiary testing application. ASE has already contracted and is in active discussion with interested rail and other mass transportation operations in Europe. There can be no assurance that the Company will be able to market other applications of its technology.

                                 RISK FACTORS

     The securities offered hereby are speculative, involve a high degree of risk, and should not be purchased by anyone unable to afford a loss of his entire investment. In analyzing this Offering, prospective investors should consider all of the matters set forth below.

     CONTINUING OPERATING LOSSES/GOING CONCERN.

     The Company has sustained losses through December 31, 1995 of $6,778,857. At September 30, 1996 the Company had an accumulated deficit of $10,048,558. There can be no assurance that the Company's business strategy will prove successful, or that the Company will operate profitably. Since the Company has incurred operating losses from inception and has capital and working capital deficiencies, there is doubt as to the Company's ability to continue as a going concern.

     DEVELOPMENT STAGE COMPANY.

     The Company was formally organized in February 1992, and has been primarily engaged in the research and development of the ignition interlock device until mid 1996. The Company shipped its first products in July 1996 and until then had not generated revenues or implemented its business strategy. The Company shipped 30 units to authorized dealers for resale to the voluntary market. The Company experienced problems that arose in manufacture and decided to suspend sales of that model and continue research and development on alcohol specific technology. The Company is currently completing its final testing of this new technology and intends to be shipping limited quantities of product in the first months of 1997 and will increase production through 1997.

     UNCERTAIN COMMERCIAL ACCEPTANCE OF BREATH SENSOR TECHNOLOGY.

     The Company has not engaged in any significant marketing to date. Key to the Company's present business strategy is the broad promotion of its breath sensor ignition interlock technology based line of products and their anticipated broad commercial acceptance. There can be no assurance that its products will gain commercial acceptance because of competing, changing government regulations, alternative products and the Company's ability to achieve marketing success.

     POTENTIAL OBSOLESCENCE OF NEW PRODUCTS.

     The markets for the Company's products are characterized by rapidly changing technology. There can be no assurance of market acceptance or that the Company will respond effectively to technological changes or product introductions by competitors. Delays in new product introductions or product enhancements, or the introduction of unsuccessful products, could adversely affect the Company.

     COMPETITION.

     The Company faces competition from two major competitors, Guardian Interlock System and Lifesafer Interlock, which market ignition interlock equipment and products. These competitors are well established, have succeeded in the development and sale of products, and have significantly greater financial, marketing, distribution, personnel, and other resources than the Company. There is no assurance that the Company will be able to compete successfully.

     DEPENDENCE ON KEY PERSONNEL; NEED TO ATTRACT NEW PERSONNEL.

     The Company is dependent upon the services of Robert Whitney and John Ruocco, who are key executive officers of the Company, with whom the Company has entered into two-year employment agreements, and has obtained for keyman life insurance on them individually in the amount of $2,000,000. The loss of their services could have a material adverse effect upon the Company. The Company's continued success is also dependent on its ability to recruit and retain additional experienced engineering and marketing personnel, which there can be no assurance.

     DEPENDENCE ON THIRD PARTY SUPPLIERS AND CONTRACTORS; NO MANUFACTURING FACILITIES.

     Major distributors supply the Company with its product components, which will then be shipped to Scarico's manufacturing facility in Varese, Italy. International distributors will be utilized to minimize the possibility of reduction, interruption, or change in the suppliers furnishing materials that could adversely affect the Company's business, although there can be no assurance thereof.

     DEPENDENCE ON REPRESENTATIVE/DEALER NETWORK.

     The Company relies on a recently established independent network of non-exclusive dealers and representatives to sell, market, install, and service its products. These representatives and dealers also sell other products and provide other services. The Company also relies on independent entities it has titled "State Operations Certification Centers", who are Company appointees designed to act as liaison with state enforcement departments. The failure of any of these groups to perform their functions for the Company could have a material adverse effect on the Company's business prospects.

     PATENT AND TRADEMARK INFRINGEMENT.

     The Company relies on a combination of patent, trademark, trade secret laws, confidentiality, non-disclosure and other contractual agreements and technical measures to protect its proprietary rights. The Company has two U.S. patent applications pending at this time. There is no assurance that its efforts to protect proprietary rights will prove successful, and that its two pending patent applications on its technology will issue, or be defensible upon any issuance.

     CONTROL BY OFFICERS AND DIRECTORS.

     Current management currently owns 39% of the outstanding Common Stock, giving them effective control and significant influence over the outcome of all matters submitted to the stockholders for approval, including the election of directors of the Company.

     POSSIBLE NEED FOR ADDITIONAL FINANCING; UNCERTAINTY OF CAPITAL FUNDING.

     The Company has recently raised $2.5 million through a private investor, however, the Company's continued viability thereafter will depend upon its ability to generate cash from operations sufficient to meet its obligations as they become due. Unless sufficient cash is received from operations to fund all working capital needs, the Company will be required to obtain additional financing, and/or rely on the exercise of the Redeemable Warrants and the Private Warrants without any assurance that such financing will be available (on acceptable terms if at all), or that the exercise of any of such warrants will occur. Failure to obtain needed additional financing may severely impact the Company's operations.

     POTENTIAL FOR FUTURE PRODUCT LIABILITY CLAIMS.

     Liability claims could be asserted against the Company from defects in the ignition devices, faulty installation, or service mishandling. While the Company maintains insurance coverage of $8,000,000 per occurrence and $9,000,000 in the aggregate to cover such contingencies, no assurance can be given that any damages assessed against the Company will not exceed the available insurance coverage. In addition, the potential negative publicity arising from such claims might have a material adverse effect on the Company even if it ultimately prevails in any litigation.

     POSSIBLE ADVERSE DECISION IN LITIGATION.

     The Company and certain of its officers were named as defendants in an action commenced in the United States District Court for the Eastern District of New York in March 1996 by a stockholder seeking $2 million in alleged damages as a result of the Company's handling of a prior litigated matter which the company has settled. Management believes that settlement of the prior action renders the claims of this action moot and intends to vigorously defend the action, including a demand for sanctions.

     The Company was named as a defendant in an action commenced in the United States District Court for the Eastern District of New York in July 1996. The plaintiff is seeking $9 million plus 100,000 shares of Company Stock, alleging he performed certain work for the Company as an independent contractor and was never compensated for the services he performed. The Company's position is that the plaintiff in this action failed to provide the services as contracted and was not entitled to receive any payment. Defendant has submitted its answer and management believes the claims alleged in this lawsuit are frivolous and intends to defend the action vigorously.

     The Company and certain of its officers were named as defendants in an action commenced in the Supreme Court of the State of New York, Orange County, by two individuals claiming an equity interest in the Company, as well as damages of $18.5 million, based upon a purported agreement with another company, Alcohol Sensors, Inc., with which the claimants, certain officers of the Company and others were affiliated in 1989, and a claim that one of the individuals is the inventor of the technology that the Company is using. Alcohol Sensors, Inc. (the company the plaintiff alleges he had an interest in) ceased active operations in or about 1990 and was subsequently dissolved in 1993 by a proclamation of the New York Secretary of State. The action has been moved to the United States District Court for the Southern District of New York. Defendant has submitted its answer and management believes the claims alleged are frivolous and intends to defend the action vigorously, including a demand for sanctions.

     The Company was recently served with a notice of arbitration by a former consultant to the Company. The claimant is seeking $650,000 or, in the alternative, 114,499 shares of Common Stock. The Company's position is that the claimant is not entitled to any further compensation than what the claimant has already received for the services rendered.

     BROAD DISCRETION IN THE APPLICATION OF PROCEEDS.

     The net proceeds of this offering have been allocated to general corporate and working capital purposes. Accordingly, investors will not know in advance how such proceeds will be utilized.

     GOVERNMENT REGULATION.

     The Company's products comply with the Federal Department of Transportation's issued standards published by NHTSA and varying state certification standards where its breath interlock devices have been certified or certification is pending. On April 7, 1992, NHTSA published a notice which set forth its newest model specifications for the performance and testing of breath interlock devices. The Company's SENS-O-LOCK device has been certified as meeting the government's standards. More than thirty (30) states, including the largest populated states such as California, Texas, and New York, have either passed interlock legislation or administrative directives. The Company's SENS-O-LOCK devices have received certification or approval in 14 states: California; Florida; Georgia; Kansas; Maryland; Michigan; Minnesota; Nebraska; New York; Oklahoma; and Utah. The Company has applications pending in nine additional states: Colorado; Idaho; Iowa; Louisiana, Maine; Ohio; Rhode Island; Tennessee; and Texas. In order to penetrate the mandated market in any state, the Company's product must be certified as meeting that state's standard. There is no assurance that further state certifications or approvals will be obtained. The Company's new AST model is subject to NHTSA.

     NO DIVIDENDS.

     The Company has never paid cash dividends on its Common Stock. The Company intends to retain any future earnings to finance its growth. Accordingly, any potential investor requiring dividends from their investment should not purchase any of the shares of Common Stock offered hereby. See "Dividend Policy."

     FUTURE SALES OF COMMON STOCK.

     The outstanding 8,772,846 shares of Common Stock, warrants exercisable for an aggregate of 3,628,332 shares of Common Stock, options exercisable for an aggregate of 593,250 shares of Common Stock and 555,556 shares of Common Stock issuable upon conversion of the preferred stock issued in the AIG Transaction outstanding on the date hereof were issued in reliance upon an exemption from registration. Of such outstanding shares of Common Stock, 3,994,745 would be available for sale under Rule 144 under the Securities Act ("Rule 144"). All officers and directors, as well as certain affiliates of the Company have agreed, however, not to sell an aggregate of 3,000,000 of their shares of Common Stock, until November 1997, without the consent of an underwriter of the Company's initial public offering. Such individuals have also agreed to not sell the remaining 709,745 of their shares of Common Stock until May 1997.

Furthermore, unaffiliated holders of an aggregate of 1,792,500 shares of Common Stock have agreed not to sell such shares until May 1997. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock. See"Description of Securities."

     POSSIBLE FUTURE DILUTION.

     The Company has authorized capital stock of 25,000,000 shares of Common Stock and 3,000,000 shares of preferred stock, of which 833,333 shares of preferred stock was issued pursuant to the AIG Transaction. In as much as the Company may use authorized but unissued shares of Common Stock or preferred stock without shareholder approval, there may be further dilution of the shareholders' interests. See "Description of Securities".

     POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SYSTEM; RISKS OF LOW PRICED STOCKS.

     The Commission has approved rules imposing stringent criteria for listing of securities on Nasdaq SmallCap. The requirements to maintain such listing are (i) total assets of at least $2,000,000, (ii) total stockholders' equity of $1,000,000, (iii) a minimum bid price of $1.00, (iv) one market maker, (v) 300 shareholders, (vi) at least 100,000 shares in the public float and (vii) a minimum market value for the public float of $200,000. If the Company's securities were delisted from trading its securities, the Common Stock would thereafter trade in the over-the-counter market--OTC Bulletin Board. Consequently, investors might find it more difficult to sell or obtain accurate price quotations.

                                USE OF PROCEEDS


     The Company intends to allocate any proceeds, if any, from the exercise of the Redeemable Warrants and Private Warrants to general corporate and working capital purposes. The Company will receive no proceeds from the resale of the shares of Common Stock issuable upon exercise of the Redeemable Warrants and Private Warrants.


                                DIVIDEND POLICY

     No Common Stock dividends have been declared by the Company through December 1996 and the Board of Directors has no current intention to declare or pay dividends on the Common Stock in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of the Company's business. Any future declaration of cash dividends will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors.


                             SELLING SHAREHOLDERS

     Up to 300,000 shares of Common Stock may be offered by 20 Selling Shareholders who acquired the Private Warrants to purchase such shares in the private financings consummated by the Company in July and August 1995. The Company has agreed to bear all expenses (other than underwriting or selling commissions or any fees and disbursements of counsel to such Selling Shareholders) in connection with the registration of these shares.

     The following table sets forth certain information with respect to holders for whom the Company is registering these shares for resale to the public. None of the Selling Shareholders has held any position or office or has had a material relationship with the Company or any of its affiliates within the past three years. Except as set forth below, the Company believes that none of the holders listed below owns any other securities of the Company, none of the holders beneficially owns more than 1% of the outstanding Common Stock as of the date of this Prospectus. The Company will not receive any of the proceeds from the sale of these shares by the Selling Shareholders.

                                                                NUMBER OF                                        NUMBER OF
                                                                  SHARES                                          SHARES
                                                               BENEFICIALLY              NUMBER OF             BENEFICIALLY
                                                              OWNED PRIOR TO           SHARES BEING             OWNED AFTER
SELLING SHAREHOLDER                                            THE OFFERING                SOLD                THE OFFERING
-------------------                                            ------------             -----------            -------------
Lawrence Dunn, III                                                10,000                  10,000                     0
24 Hale Court
Basking Ridge, NJ 07920
Theodore Anastopoulos                                              2,500                   2,500                     0
2815 Royal Ashdown Court
St. Charles, Il 60174
Howard Appelbaum                                                   2,500                   2,500                     0
59 Norman Lane
Levittown, NY 11756
Harvey Bibicoff                                                   20,000                  20,000                     0
1990 Westwood Boulevard #310
Los Angeles, CA 90025
Ken Chen                                                          10,000                  10,000                     0
5574 Sapelo Trail
Norcross, GA 30071
Kenneth DeRoberts                                                 10,000                  10,000                     0
20 Darby Court
New Providence, NJ 07974
Carl Greenfield                                                   13,334                  13,334                     0
106 Heritage Drive
Freehold, NJ 07728
Joseph Grich                                                      10,000                  10,000                     0
23 Lousia Court
Wayne, NJ 07470

                                                         8

William Griffin                                                   10,000                  10,000                     0
1123 Heron Court
Sugarland, TX 77478
Ralph Kehle                                                       20,000                  20,000                     0
1111 Hermann Drive
Houston, TX 77004
Lawrence Kivel                                                     5,833                   5,833                     0
3444 Fifth Street
Oceanside, NY 11572
Donald Kleban                                                     10,000                  10,000                     0
2 Sutton Place South
New York, NY 10022
Naomi Kleinhandler                                                20,000                  20,000                     0
205 West End Avenue
New York, NY 10023
Simon Koziel                                                      10,000                  10,000                     0
2200 North Central Road
Fort Lee, NJ 07024
George Pontoriero                                                 10,000                  10,000                     0
10 Hickory Court
Laurenceville, NJ 08648
Edward Poole, Jr.                                                 40,000                  40,000                     0
5014 Baywood Drive
Pasadena, CA 77505
Michael Rosenbaum                                                 60,000                  60,000                     0
55 Woodbine Avenue
Larchmont, NY 10238
W. Ed Tyler                                                       20,000                  20,000                     0
631 North Lincoln
Hinsdale, IL 60521
Richard Weiss                                                     10,000                  10,000                     0
31 Diana Road
Morris Plains, NJ 07950
Marc Wigdor                                                        5,833                   5,833                     0
14621 Silverstone Drive
Silver Springs, MD 20905                                         --------                --------                 -------
         Total                                                   300,000                 300,000                     0

                                       9

                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.001 per share, and 3,000,000 shares of preferred stock, par value $.001 per share. As of the Prospectus date, 8,772,846 shares of Common Stock are outstanding and 833,333 shares of Series A Preferred Stock are outstanding.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Stockholders are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and after provision for the class of stock having preference over the Common Stock. Holders of Common Stock have no redemption, preemptive, or other subscription rights, and there are no conversion provisions applicable to the Common Stock. There are no sinking fund provisions applicable to the Common Stock. All presently outstanding shares of Common Stock and the shares which offered hereby will be duly authorized, validly issued, fully paid, and nonassessable.

REDEEMABLE WARRANTS-CLASS "A" AND "B"

     Each Redeemable Warrant has been issued in registered form pursuant to a Warrant Agreement between the Company and Continental Stock Transfer and Trust as Warrant Agent. The following statements are brief summaries of certain provisions contained in the Warrant Agreement. Although the Company believes that the summary described the material terms of the Warrant Agreement, reference is made to the Warrant Agreement itself, which is included as an exhibit to the Registration Statement of which this Prospectus is a part, for a complete description of the terms and conditions.

     During the four year period commencing November 9, 1996, each A Warrant and each B Warrant will entitle the registered holder to purchase one share of Common Stock at an exercise price of $3.75 per share and $5.00 per share, respectively. No fractional shares of Common Stock will be issued in connection with the exercise of either the A or B Warrants. Upon exercise, the Company will pay the holder the value of any such fractional shares in cash, based upon the market value of the Common Stock at such time.

     Unless extended by the Company at its discretion, the Redeemable Warrants will expire at 5:00 p.m., New York time, on November 9, 2001. In the event a holder of Redeemable Warrants fails to exercise the Redeemable Warrants prior to their expiration, the Redeemable Warrants will expire and the holder thereof will have no further rights with respect to the Redeemable Warrants.

     The Company may redeem the A Warrants with the Underwriters' prior consent, at a price of $.01 per A Warrant, at any time once they become exercisable upon not less than 30 days prior written notice if the last sale price of the Common Stock has been at least $4.50 per share for the 20 consecutive trading days ending on the third day prior to the date on which the notice is given. The B Warrant may be redeemed on the same terms provided the sale price has been at least $6.00 for such time.

     No Redeemable Warrants will be exercisable unless at the time of exercise there is a current prospectus covering the shares of Common Stock issuable upon exercise of such Redeemable Warrants under an effective registration statement filed with the Commission and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state of residence of the holder of such Redeemable Warrants. Although the Company intends to maintain a current prospectus relating thereto until the expiration of the Redeemable Warrants, subject to the terms of the Warrant Agreement, there can be no assurance that it will be able to do so.

     A holder of Redeemable Warrants will not have any rights, privileges, or liabilities as a stockholder of the Company prior to exercise of the Redeemable Warrants. The Company is required to keep available a sufficient number of authorized shares of Common Stock to permit exercise of the Redeemable Warrants.

     The exercise price of the Redeemable Warrants and the number of shares issuable upon exercise of the Redeemable Warrants are subject to adjustment under certain circumstances, such as stock dividends, stock splits, combinations, subdivisions and reclassifications. No assurance can be given that the market price of the Common Stock will exceed the exercise price of the Redeemable Warrants at any time during the exercise period.

PRIVATE WARRANTS

     During the period between December, 1992 and August, 1995, the Company completed various private placements. As part of the securities sold, the Company issued 1,279,250 warrants to investors exercisable at $1.50, of which 300,000 underlying shares are being registered herein.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

     The transfer agent, warrant agent and registrar for the Common Stock and Redeemable Warrants is Continental Stock Transfer & Trust Company, New York, New York.


                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company has 8,772,846 shares of Common Stock outstanding, excluding shares issuable upon exercise of outstanding options and warrants. Of such shares of Common Stock the 2,000,000 shares sold to the public may be freely traded without restriction or further registration under the Securities Act, except that any shares that may be held by "affiliates" of the Company may be sold only pursuant to a registration under the Securities Act, under Rule 144, or any other exemption from registration available under the Securities Act. The outstanding 8,772,846 shares of Common Stock, 1,812,583 warrants, 150,000 options, preferred stock convertible into an aggregate of 555,556 shares of Common Stock and underlying stock thereunder outstanding prior to the date of this Prospectus were issued in reliance upon an exemption from registration. Of such shares of Common Stock, 3,994,745 shares would be available for sale under Rule 144. All officers and directors, as well as certain affiliates of the Company have agreed, however, not to sell an aggregate of 3,000,000 of their common shares for a period of 24 months from the date hereof without the consent of the Underwriter of the Company's initial public offering. Such individuals have also agreed to not sell the remaining 709,745 of their shares for a period of 18 months from the date hereof. Furthermore, unaffiliated holders of an aggregate of 1,792,500 common shares have agreed not to sell such shares for a period of 18 months from the date hereof.

     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned any Restricted Shares for at least two years (including a stockholder who may be deemed to be an affiliate of the Company), will be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of such sale is given to the Securities and Exchange Commission, provided certain public information, manner of sale and notice requirements are satisfied. A stockholder who is deemed to be an affiliate of the Company, including members of the Board of Directors and senior management of the Company, will still need to comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock that are not unregistered securities, unless such sale is registered under the Securities Act. A stockholder (or stockholders whose shares are aggregated) who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such stockholder, and who has beneficially owned unregistered shares for at least three years, will be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

     No prediction can be made as to the effect, if any, that future sales of shares or the availability thereof for sale will have on the market price prevailing from time to time.

     Nevertheless, sales of substantial amounts of the Common Stock in the date hereof the public market could adversely affect the then-prevailing market price.

                             PLAN OF DISTRIBUTION

     The Selling Shareholders have advised the Company that sales of the Common Stock may be effected from time to time in transactions in the over-the-counter market, at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may effect such transactions by exercising their Warrants and by selling the Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, as amended. Each of the Selling Shareholders is obligated to comply with certain rules promulgated by the Securities and Exchange Commission designed to prevent manipulative and deceptive practices, includes Rules 10b-6 and 10b-7 promulgated under the Exchange Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of their securities against certain liabilities, including liabilities arising under the Securities Act.

     All costs, expenses and fees in connection with the registration of the shares underlying the Private Warrants offered by the Selling Shareholders will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the securities offered by the Selling Shareholders will be borne by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders, and the Selling Shareholders have agreed to indemnify the Company, against certain liabilities, including liabilities under the Securities Act.

     The Company intends to issue to the holders of the Redeemable Warrants shares of Common Stock upon the exercise thereof in accordance with the terms of such warrants.


                                    EXPERTS


     The balance sheet as at December 31, 1995 and the statements of operations, changes in shareholder's equity and cash flows for each of the years in the two year period ended December 31, 1995 and from August 25, 1989 (inception) through December 31, 1995 incorporated by reference into this Prospectus, have been included herein in reliance on the report of Richard A. Eisner & Company, LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing. Their report includes an emphasis paragraph relating to pending litigation.


                                 LEGAL MATTERS


     The legality of the securities offered hereby are being passed upon for the Company by Berger & Paul, New York, New York. Members of this firm upon completion of this offering will own an aggregate of 270,000 shares of Common Stock.

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                                                                                           PAGE
Available Information..................................................................................... 2
The Company............................................................................................... 3
Recent Developments....................................................................................... 3
Risk Factors.............................................................................................. 4
Dilution.................................................................................................. 7
Use of Proceeds........................................................................................... 8
Dividend Policy........................................................................................... 8
Selling Shareholders...................................................................................... 8
Description of Securities................................................................................. 10
Shares Eligible for Future Sale........................................................................... 11
Plan of Distribution ..................................................................................... 12
Experts................................................................................................... 12
Legal Matters............................................................................................. 12

                                JANUARY 3, 1997

            ------------------------------------------------------
            ------------------------------------------------------
            ------------------------------------------------------
            ------------------------------------------------------



                THE DATE OF THIS PROSPECTUS IS JANUARY 3, 1996

                PART II INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


The following is an estimate of expenses to be incurred by the registrant for the issuance and distribution of the securities being registered hereby:

Printing and Engraving............................................................................        $40,000.00
SEC Filing........................................................................................          5,840.55
NASD Filing.......................................................................................          3,420.04
Accounting Fees...................................................................................          5,840.00
Legal Fees........................................................................................        100,000.00
Blue Sky Filing and Legal Fees....................................................................         40,000.00
Nasdaq Exchange & Listing.........................................................................         10,000.00
Miscellaneous.....................................................................................          3,239.41
                                                                                                           ---------
     Total........................................................................................      $ 252,500.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


The New York Business Corporation Law contains provisions entitling Directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses, including attorney's fees for their involvement in an action or proceeding as a Company Director of officer provided they acted in good faith. Directors and officers, who are the subject of an action or a proceeding in which they lose on the merits or are convicted of a criminal act are not entitled to indemnification.

ITEM 16. EXHIBITS.

1(a)    Underwriting Agreement (Form)*
1(b)    Selected Dealer Agreement*
1(c)    Agreement Among Underwriters (Form)
3(a)    Certificate of Incorporation*
3(b)    Amendment to the Certificate of Incorporation*
3(c)    Amendment to Certificate of Incorporation
3(d)    By-Laws*
4(a)    Certificate for shares of Stock (Form)*
4(b)    Certificate for Redeemable Common Stock Purchase Warrant (Form)*
4(c)    Underwriters Unit Purchase Option (Form)*
5       Opinion regarding Legality*
10(a)   Warrant Agreement*
10(b)   Scott Consulting Agreement (Form)
10(c)   Scott Merger and Acquisition Agreement (Form)*
10(d)   Employment Agreement with Robert B. Whitney*
10(e)   Employment Agreement with John T. Ruocco*
10(f)   Lease for New York Facility*
10(g)   1995 Stock Option Plan*
10(h)   Squillante Consulting Agreement*
10(i)   Texas Interlock Marketing Agreement*
10(j)   Boyle Marketing Agreement*
10(k)   Representative Agreement*
10(l)   Certified Dealer Agreement*
10(m)   State Operations and Certification Center Agreement*
10(n)   Retail Dealer Agreement*
10(o)   Dealer/Distributor Agreement*
11      Computation of Earnings per Share*
23(a)   Consent of Richard A. Eisner & Company, LLP
24(b)   Consent of Counsel included as Exhibit "5"*
---------------
* Previously filed.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     In so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               INDEX TO EXHIBITS


                                                                                     SEQUENTIAL PAGE
 EXHIBITS                                                                                NUMBER
----------                                                                          ------------------
1(a)    Underwriting Agreement (Form)*
1(b)    Selected Dealer Agreement*
1(c)    Agreement Among Underwriters (Form)
3(a)    Certificate of Incorporation*
3(b)    Amendment to the Certificate of Incorporation*
3(c)    Amendment to Certificate of Incorporation
3(d)    By-Laws*
4(a)    Certificate for shares of Stock (Form)*
4(b)    Certificate for Redeemable Common Stock Purchase Warrant (Form)*
4(c)    Underwriters Unit Purchase Option (Form)*
5       Opinion regarding Legality*
10(a)   Warrant Agreement*
10(b)   Scott Consulting Agreement (Form)*
10(c)   Scott Merger and Acquisition Agreement (Form)*
10(d)   Employment Agreement with Robert B. Whitney*
10(e)   Employment Agreement with John T. Ruocco*
10(f)   Lease for New York Facility*
10(g)   1995 Stock Option Plan*
10(h)   Squillante Consulting Agreement*
10(i)   Texas Interlock Marketing Agreement*
10(j)   Boyle Marketing Agreement*
10(k)   Representative Agreement*
10(l)   Certified Dealer Agreement*
10(m)   State Operations and Certification Center Agreement*
10(n)   Retail Dealer Agreement*
10(o)   Dealer/Distributor Agreement*
11      Computation of Earnings per Share*
23(a)   Consent of Richard A. Eisner & Company, LLP
24(b)   Consent of Counsel included as Exhibit "5"*

---------------
* Previously filed.